Exhibit 10.4

MANNING AGENCY AGREEMENT

Odessa, Ukraine 1st JANUARY 2021

This MANNING AGENCY AGREEMENT is concluded pursuant to the relevant provisions of:

●	the Law of Ukraine “About external economic activity”,
●	the Law of Ukraine “About the order of accounts in the foreign currency”,
●	the Decree of Cabinet of Ministers of Ukraine “About the system of the currency regulation and currency control”,
●	the Order of the Ministry of external economic links and trade of Ukraine “About the Statute about the form of external economic treaties (contracts),
●	the Instruction “About the conditions and rules of the mediator activity in job placement including foreign countries and the control for its performance”.

BY and BETWEEN

(a) ELVICTOR GROUP INC

30 Wall Street (8th Floor)

New York City NY 10005

U.S.A.

Acting as the appointed representative of the Shipowners, (hereinafter referred to as “Principal”), duly represented for the purposes of this Agreement by the CEO, Konstantinos S. Galanakis,

AND

(b) ELVICTOR SHIPPING & TRADING ODESSA”

Bunina Str., 2, Odessa, 65014, Ukraine

A company duly registered, organized operating and existing under the laws of The Ukraine having its principal place of business at 2 Bunina, Str., Odessa, The Ukraine (hereinafter referred to as “Agent”), duly represented for the purposes of this Agreement by the Director/[Title] Dmytro Yerofeyev with Passport Nr. FN 909236.

[Hereinafter jointly referred to as ’the parties’]

WHEREAS the Principal provides, inter-alia, crew management services to owners of merchant vessels worldwide.

WHEREAS the Agent is involved in providing manning agency services to Merchant vessels worldwide, specializing as provider of Ukranian mariners.

WHEREAS the Principal wishes to appoint the Agent as such with specific abilities and within a specific territory towards the promotion of the Principal’s business, activities and interest in this particular field.

The PRINCIPAL appoints the AGENT as its manning Agent and the AGENT accepts such appointment.

NOW THEREFORE, in consideration of the mutual promises set forth below, the parties agree as follows:

1.	TERRITORY

The Principal hereby appoints the Agent as its exclusive manning Agent for the territory of Ukraine (hereinafter called “the territory”) and the Agent accepts such appointment.

2.	GOOD FAITH AND FAIR DEALING

2.1 In carrying out their obligations under this agreement the parties will act in accordance with the principles of Good Faith and Fair Dealing as same are defined by either any applicable law or the international law.

2.2 The provisions of this agreement, as well as any statements made by the parties therewith shall be accordingly interpreted in good faith.

3.	AGENT’S FUNCTIONS AND OBLIGATIONS

3.1. The Agent will use his best efforts to promote the business, activities and interests of the Principal in the Territory.

3.2 The Agent shall screen and evaluate efficiently any and all crew members so as to ensure that those who are employed, are fully qualified, competent, experienced and licensed for their rank and for the specific services required, in accordance with the Company’s Policy Plan hereby attached (Schedule 1).

3.3 The Agent prior to the engagement, shall arrange and ensure that each seaman has passed a medical examination including Drug Alcohol Testing, (Tanker relevant ships) with a qualified doctor, certifying that he is suitable for the duties for which the seaman is engaged, that he is free of existing or pre-existing chronic diseases and that he is in possession of a valid medical certificate at the time of embarkation. The Agent, in particular, shall ensure that each seaman will have to undergo the following strict medical examinations and obtain a medical certificate:

OBLIGATORY

1.	Complete Physical Examination

2.	Blood Count and Blood Type

3.	Urine Analysis

4.	Dental and Optical Check Up

5.	Chest X-Ray (for detection of Tuberculosis)

6.	Routine Stool Examination (for detection of Gastro disease)

7.	Ishihara Test (Deck Officers and Crew)

8.	Psychological Appraisal

9.	Drug and alcohol test for tanker relevant ships at actual cost.

OPTIONAL

Will be determined on a case by case basis (ship by ship) and it is on the Agent’s discretion to notify the seaman with a specific/written advice to proceed to the following:

Package A (Limited):

1. VDRL (for detection of sexually transmitted disease such as Gonorrhea, Syphilis, etc)

2. FBS (for detection of Diabetes)

3. Hepatitis B

4. VIH/AIDS

5. SGPT & SGOT (for detection of Kidney Disease and Myocardial Infection)

Package B (Full) Includes those specified in Package A plus:

6. E.C.G. (for detection of Heart problems)

7. B.U.N. (for detection of Kidney disease)

8. Creatinine (in conduction with above for detection of Kidney disease)

9. Gamma (for detection of Liver disease)

3.4 The Agent shall provide complete preparation for the employment and travelling requirements from the country of origin of all crew members being employed to The place of employment or to the place of their embarkation and shall ensure and facilitate their lawful and timely departure for travelling to the place of employment and/or embarkation.

3.5 The Agent shall fill in the “Check List’’ form of candidates’ details and “Past Record” (as per Schedule 2) provided upon proposing anv crew for employment. On each crew’s joining and not later than ten (10) days from the departure date, the Agent shall forward to the Principal by courier or similar means of transportation, the originals of the “Check List” and “Past Record” forms properly and fully completed and documented, along with each seaman’s Contract of Employment.

Any failure of the Agent towards his duties will result in stopping Agent’s fees for said seamen, while these documents are pending or missing.

3.6 The Agent shall ensure that in accordance with the Principals’ requirements, the applicable requirements of the law of the vessel’s flag state are satisfied in respect of:

3.6.1 The rank qualification and certification of the crew.

3.6.2 Employment Regulations

3.6.3 All necessary formalities for the issuance of crew documentation, in accordance with the vessel’s flag requirements.

3.6.4 Port Authorities’ regulations.

3.6.5 Flag state controls.

3.6.6 Classification surveys or any other major inspections.

3.7 The Agent shall send to the Principal, by mail or fax, a detailed Curriculum Vitae and record of sea services for all Crew requested along with copies of their certificates of competency and a documented report of the interview results.

3.7.1 The Agent will have to use the following pattern/list when sending candidate crew to the Principal:

1. Rank

2. Surname

3. Name

4. Father

5. Date of Birth & Place of Birth

6. Seaman’s Book Number (Place of Issue, Date of Issue, Date of Expiry)

7. Passport Number Place of Issue, Date of Issue, Date of Expiry)

8. Certificate of Competency (Kind Number and Endorsement of Certificate)

9. Expiry Date:

10. Flag License (Kind, Date of Issue, Date of Expiry)

11. English Level:

12. U.S.A. Visa Valid Up to:

13. Miscellaneous Documents:

14. Sea Service: (as per “Past Records” form lay out)

15. References: (as per “Past Records” form lay out)

3.8 The Principal in case of any crew disembarkation due to unfit or disciplinary reasons or in case of the termination of the seaman’s contract, due to illness or injury or death, shall advise the Agent as regards the assignment or termination of the seaman’s contracts of employment, range of payments and conditions of employment. The Agent, if necessary, shall assist the Master to respond to any differences and difficulties or disputes which may arise with the crew. In case of urgency and subject to Master’s request, the Agent shall coordinate and cooperate directly with the Master regarding any crew matters.

3.8.1 Upon the request of the Principal, the Agent is obliged to send one of his representatives (Port Captain or Super-Intendant Engineer) attending to any crew matters on board of any vessel worldwide. All associated expenses will be covered by the Principal.

3.9 The Agent shall exercise his utmost diligence to evaluate continuously and provide the Principal with current advice of any alterations in the local working conditions and the availability of the officers and unlicensed crew members in the Territory, in order to be able to advise the Principal for all matters pertaining to the recruitment of personnel to carry out efficiently and effectively his duties.

3.10 The Agent will not operate the Payroll Giving Scheme. A full payment will be made on board.

3.11 The Agent confirms and warrants that its services will be carrying out through its premises, having all the facilities, being fully equipped, under the supervision of a skilled and well educated professional, thus, providing high standards of office functions and office personnel.

3.12.1 Τhe Agent hereby acknowledges that any hiring for or firing from its office is subject to the approval of the Principal.

3.12.2 The Agent confirms and warrants that for any disbursements that are reasonably estimated to exceed the amount of US$ 10,000 [United States Dollars Ten Thousand] will seek the Principal’s confirmation. The Agent equally acknowledges that, upon the Principal’s request, an indicative breakdown analysis of the relevant disbursements shall be provided.

4.	THE PRINCIPAL’S FUNCTIONS AND OBLIGATIONS

4.1 The Principal shall ensure that in cases of termination of the contract of employment of a crew member, the Master shall submit to the Agent official reports regarding the facts that caused the termination of crew member services, and more particularly:

4.1.1 Any log book extracts.

4.1.2 The Master’s report will be countersigned by a departmental officer.

4.1.3 A copy of the relevant entry in the vessel’s Articles.

4.1.4 Any other document reasonably required.

4.2 The Principal, if necessary, shall assist the Master to respond to any differences, difficulties or disputes which may arise with the crew.

4.3 The Principal shall compensate the Agent for the services and operations performed and carried out by the Agent, stipulated in clause 5.

4.4 The Principal through the Master shall provide the officers and crew of each vessel victualling allowances in accordance with the international re-accepted maritime standards and practices.

4.5 The Principal will seek for, attend and be promptly advised by the owners that any and all medical and hospitalization treatment of officers and crew, is covered by the Owner’s protection and indemnity association. Sick or injured crew members are entitled to hospitalization and/or medical treatment at the owners’ expenses under established international maritime practices. Compensation for death and injury shall be handled according to the terms of Crew Employment Contracts.

4.6 The Principal hereby explicitly confirms and stipulates that such medical assistance and/or repatriation, does not apply in the case of:

4.6.1 Chronic diseases existing or pre-existing before the crew member joined the vessel and which could have been detected at the time of the re-employment medical examination.

4.6.2 Illness, injury or other disability caused by drunkenness of the seaman or his deliberate or illegal action/behavior.

4.7 The Principal will decide, solely and absolutely, the number of the composition of the crew on board the vessel.

4.8 The Principal hereby authorizes the Agent to sign seaman’s individual contract of employement on behalf of the vessel’s Owners/ Managers.

5.	AGENT’S REMUNERATION

5.1 Subject to clause 3.12.2, the Principal agrees and undertakes to pay to the Agent an Agency fee of USD 20.- per seaman per month, a Recruitment fee of USD 30.- per seaman per contract and any administrative expenses (with documented evidences/vouchers).

5.2 Payment of that fee in favor of the Agent from the third party is possible.

5.3 The aforementioned fee shall be paid by the Principal on the basis of the invoices, issued by the Agent within 30 calendar days from their issuing date, by means of remittance to the Agent’s current account.

6.	TERM OF THE AGREEMENT/ TERMINATION/BREACH

6.1 This Agreement enters into force on the 1st January 2021. and shall remain in force until 31st December 2022.

6.2 This Agreement shall be automatically renewed for a successive period of two years, unless terminated by either party by a written notice delivered by any means of communication, ensuring evidence and date of receipt (e.g. registered mail, courier, etc), not less than three (3) months before the date of its expiry.

6.3 In case that each party, failed to meet his obligations under this Agreement for any reason under his control, the other party may give a thirty (30) days’ written notice, delivered by any means of communication ensuring evidence and date of receipt (e.g. registered mail, courier, etc), requesting a remedy as soon as possible. In the event that the failing party denies the compensation to the other party within a reasonable time, then the notifying party will be entitled to terminate the Agreement with immediate effect by a written notice.

6.4 Either party has the right to cancel this Agreement with immediate effect if the other party should enter into liquidation proceedings, either voluntarily or compulsorily, or becomes insolvent or enters into composition proceedings or if a distress or execution be levied on the goods and effects of either party or either party should enter into receivership or reorganization.

7.	MISCELLANEOUS PROVISIONS

7.1 In case of any crew repatriation due to unfit or disciplinary reasons, wages due to seaman up to the date of repatriation may service to cover such costs. However, in cases that this cannot be done, or it is not enough, the Agent agree to bear the costs of seaman’s repatriation and his substitute’s ticket.

7.2 Any communication and all notices may be sent by telex or telefax or delivered by registered mail or by hand, to the Principal and the Agent in their addresses, as described herein below:

For

ELVICTOR GROUP INC..

30 Wall Street (8th floor)

New York City NY 10005

U.S.A.

For

ELVICTOR SHIPPING & TRADING ODESSA LTD,

2 Bunina Str.,Odessa, 65014

Ukraine

7.3 The terms of this Agreement will also automatically apply to the crew of all the vessels which are manned by the Agent and that no particular or special Crew Manning Agency Agreement has to be signed.

8.	APPLICABLE LAW/ARBITRATION

8.1 This Agreement is governed by English Law and construed accordingly.

8.2 Any dispute arises out of or in connection with this Agreement, will be settled amicably by the parties, through discussions and negotiations. Failing this procedure, any and all disputes arising out of this Agreement, shall be resolved by arbitration in London, under the London Maritime Arbitration Association Rules (LMAA Rules) currently in force.

8.3 The award rendered by the Arbitration panel shall be final and binding upon the parties and may, if necessary, be enforced by the Court or any other competent authority in the same manner as a judgment in the Court of Justice.

9.	MODIFICATIONS/NULLITY/ ASSIGNMENT/GENERAL

9.1 Any term, clause or condition of this Agreement can be changed, amended, modified, deleted or revoked only upon the mutual written consent of both parties.

9.2 All parties’ correspondence shall be held exclusively in English and any document in foreign language, should be translated in English at the expense of the sender thereof prior to its dispatch.

9.3 All notices will be effective when received in writing to the respective addresses of the parties or by means of cable, telex or facsimile transmissions to the numbers to be so allocated in writing between the parties. Any notice of change may be given in writing by either party within a reasonable time in advance.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date in two originals, each party taking one copy of equal validity, this 1st January 2021.

The Signatories

For and on behalf of the PRINCIPAL	For and on behalf of the AGENT

Konstantinos Galanakis	Dmytro Yerofeyev